UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2021

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On February 26, 2021 (the “Effective Date”), Liquidia Corporation, a Delaware corporation (the “Company”), and its two wholly owned subsidiaries, Liquidia Technologies, Inc., a Delaware corporation (“Liquidia Technologies”), and Liquidia PAH, LLC (formerly known as RareGen, LLC), a Delaware limited liability company (“Liquidia PAH” and, collectively with the Company and Liquidia Technologies, “Liquidia”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, a California corporation, as lender (“Lender”).

The Loan Agreement established a term loan facility in the aggregate principal amount of up to $20.5 million (the “Term Loan Facility”). An initial $10.5 million (the “Term A Loan”) was funded to the Company on the Effective Date. Availability of $5.0 million under the second tranche of the Term Loan Facility (the “Term B Loan”) is conditioned upon Liquidia having received tentative U.S. Food and Drug Administration (FDA) approval for LIQ861 by June 30, 2022, and availability of $5.0 million under the third tranche of the Term Loan Facility (the “Term C Loan” and, collectively with the Term A Loan and Term B Loan, the “Term Loans”) is conditioned upon Liquidia having received final and unconditional FDA approval for LIQ861 by December 31, 2022. The entire Term A Loan was used to satisfy the Company’s existing obligations under its previously disclosed Amended and Restated Loan and Security Agreement, dated as of October 26, 2018, as amended, by and between Liquidia and Pacific Western Bank, consisting of approximately $9.4 million in outstanding principal and interest, and such obligations are considered fully repaid and terminated.

As security for its obligations under the Loan Agreement, Liquidia granted Lender a continuing security interest in substantially all of the assets of Liquidia, other than intellectual property.

The Term Loans made under the Term Loan Facility mature on September 1, 2024 (the “Maturity Date”) and have an interest-only monthly payment period through March 31, 2023 (the “Interest-Only Period”). Following the Interest-Only Period, the Company will begin making monthly payments of principal and interest until the Maturity Date. Interest will accrue on the unpaid principal balance of the outstanding Term Loans at a floating per annum rate equal to the greater of (i) the Wall Street Journal prime rate plus 0.75% and (ii) four percent (4.0%). Furthermore, on the earliest to occur of (x) the Maturity Date, (y) the date the Term Loans are repaid in full or (z) the date of termination of the Loan Agreement, the Company shall pay to Lender five percent (5.0%) of the aggregate original principal amount of all Term Loans made by the Lender (the “Final Payment”).

In the event that Liquidia elects to terminate the Term Loan Facility in its entirety, it may do so at any time by paying the outstanding principal balance, unpaid accrued interest, the Final Payment and a prepayment fee equal to (i) five percent (5.0%) of the outstanding principal balance, if such prepayment is made during the Interest-Only Period or (ii) zero, if such prepayment is made after the Interest-Only Period and before the Maturity Date.

Subject to certain exceptions, the Loan Agreement contains covenants prohibiting the Company from, among other things, and subject to certain limited exceptions: (a) conveying, selling, leasing, transferring or otherwise disposing of its properties or assets; (b) liquidating or dissolving; (c) engaging in any business other than the business currently engaged in or reasonably related thereto by it or any of its subsidiaries; (d) engaging in mergers or acquisitions; (e) incurrence of additional indebtedness; (f) allowing any lien or encumbrance on any of its property; (g) paying any dividends; (h) repurchasing its equity; and (i) making payment on subordinated debt. In addition, the Loan Agreement requires Liquidia to maintain an unrestricted and unencumbered “Minimum Cash Balance” (as defined therein) equal to at least (i) $30.0 million during the period commencing on the Effective Date and including the date immediately prior to the funding date of the Term B Loan (the “Term B Loan Funding Date”) and (ii) during the period commencing on the Term B Loan Funding Date through and including the date immediately prior to the funding date of the Term C Loan (the “Term C Loan Funding Date”), $35.0 million. Moreover, in the event the Minimum Cash Balance is not achieved during any calendar quarter during the term of the Loan Agreement, the Loan Agreement requires Liquidia to maintain cumulative “Cash Burn” (as defined in the Loan Agreement) for the periods ending March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022 and for each calendar quarter thereafter equal to $10.5 million, $17.0 million, $23.0 million, $28.5 million, $33.5 million and $38.0 million, respectively; provided, however, that the above amounts shall be increased by an amount equal to 75% of the aggregate net cash proceeds received by the Company from the sale of the Company’s equity securities on or after the Effective Date but on or prior to the last day of such calendar quarter; provided, further, that upon the Term C Loan Funding Date, the Cash Burn covenant shall no longer apply.

The Loan Agreement also contains customary events of default, including among other things, the Company’s failure to make any principal or interest payments when due, the occurrence of certain bankruptcy or insolvency events or the Company’s breach of the covenants under the Loan Agreement, or other material adverse changes relating to Liquidia. Furthermore, per the Loan Agreement, an event of default shall occur upon any formal court ruling against Liquidia that the Lender determines in its good faith busines judgment is reasonably likely to prohibit its ability to obtain final approval from the FDA with respect to its New Drug Application for LIQ861 or impair or delay Liquidia’s ability to commercialize LIQ861 as currently contemplated. Upon the occurrence of an event of default, SVB may, among other things, accelerate Liquidia’s obligations under the Loan Agreement.

In connection with the Loan Agreement, the Company issued to the Lender a warrant, dated as of the Effective Date (the “Warrant”) to purchase up to 200,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), of which (x) 100,000 shares vested on the Effective Date, with an exercise price per share equal to $3.05, and (y) 50,000 shares shall vest on each of the Term B Loan Funding Date and Term C Loan Funding Date, with an exercise price per share equal to the lower of (i) the trailing 10-day average price of the Common Stock on the applicable funding date and (ii) the closing price per share of Common Stock on the trading day prior to applicable funding date. The Warrant is exercisable for ten (10) years from the date of issuance, and will be exercised automatically on a net issuance basis if not exercised prior to the expiration date and if the then-current fair market value of one share of Common Stock is greater than the exercise price then in effect.

The foregoing descriptions of the Loan Agreement and the Warrant are qualified in their entirety by reference to the complete terms and conditions of the Loan Agreement and the Warrant included as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information regarding the Warrant set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02. The Company issued to the Lender a Warrant in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on the representations made by the Lender, including the representations with respect to the Lender’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and the Lender’s investment intent.

Item 8.01	Other Events.

On March 2, 2021, the Company and Lender issued a joint press release announcing the entry into the Loan Agreement and issuance of the Warrant. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

On February 24, 2021, the Company filed an amendment to the Certificate of Formation of RareGen, LLC to change the name of the Company’s wholly owned subsidiary to Liquidia PAH, LLC.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit
4.1	Warrant to Purchase Stock, issued February 26, 2021, by Liquidia Corporation to Silicon Valley Bank.
10.1	Loan and Security Agreement, dated as of February 26, 2021, by and among Silicon Valley Bank, Liquidia Corporation, Liquidia Technologies, Inc. and Liquidia PAH, LLC.
99.1	Press Release of Liquidia Corporation and Silicon Valley Bank, dated March 2, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 2, 2021	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer